D. BRADLEY PECK (858) 550-6012 bpeck@cooley.com	Exhibit 5.1
February 1, 2008
MannKind Corporation
28903 North Avenue Paine
Valencia, California 91355
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by MannKind Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 5,000,000 shares of the Company’s Common Stock, $.01 par value (the “Shares”) pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that, at the time of issuance and sale of any of the Shares pursuant to the Plan, the stockholders of the Company will have approved the amendment of the Plan to include the Shares for issuance pursuant to the Plan.
On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ D. Bradley Peck

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